Exhibit 1

Transactions in the Securities of the Issuer Since Amendment No. 9 to the Schedule 13D

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

FINDELL CAPITAL PARTNERS, LP

Sale of Common Stock	(2,000)	$6.5200	06/02/2025
Sale of Common Stock	(15,000)	$6.5792	06/05/2025
Sale of Common Stock	(10,000)	$6.9072	06/06/2025
Sale of Common Stock	(20,000)	$6.9633	06/09/2025
Sale of Common Stock	(20,000)	$6.9913	06/10/2025
Sale of Common Stock	(20,000)	$6.8405	06/11/2025
Sale of Common Stock	(14,000)	$7.2199	06/12/2025
Sale of Common Stock	(12,000)	$6.8515	06/13/2025
Sale of Common Stock	(13,000)	$7.2510	06/16/2025
Sale of Common Stock	(12,000)	$6.9292	06/17/2025
Sale of Common Stock	(16,000)	$6.9440	06/18/2025
Sale of Common Stock	(23,000)	$6.9256	06/20/2025
Sale of Common Stock	(16,000)	$6.7074	06/23/2025
Sale of Common Stock	(11,000)	$7.2143	06/24/2025
Sale of Common Stock	(65,000)	$7.3600	06/27/2025
Purchase of Common Stock	20,000	$6.9973	07/09/2025
Purchase of Common Stock	4,000	$6.3662	07/14/2025

FINDELL CAPITAL MANAGEMENT LLC

(Through the Separately Managed Accounts)

Sale of Common Stock	(31,000)	$6.7074	06/23/2025
Sale of Common Stock	(22,000)	$7.2143	06/24/2025
Sale of Common Stock	(16,577)	$7.4266	06/26/2025
Sale of Common Stock	(423)	$7.3114	06/27/2025
Sale of Common Stock	(65,000)	$7.3600	06/27/2025
Purchase of Common Stock	5,000	$6.7328	07/02/2025
Purchase of Common Stock	30,000	$7.0212	07/03/2025
Purchase of Common Stock	110,000	$7.7541	07/07/2025